Exhibit 10.16

PROMISSORY NOTE

Borrower:	Lender:
Indraneel Paul	Digimarc Corporation
c/o Digimarc ID Systems, LLC	19801 SW 72nd Ave, Suite 100
201 Burlington Road	Tualatin, OR 97062
Bedford, Massachusetts 01730

Principal Amount: $100,000.00      Interest Rate: 6.75%; Default Rate: 13%    Date of Note: July 1, 2002

PROMISE TO PAY. I, Indraneel Paul (“Borrower”), promise to pay to Digimarc Corporation (“Lender”) or order, in lawful money of the United States of America, the principal amount of One Hundred Thousand & 00/100 Dollars ($100,000.00), together with interest at the rate of 6.75% per annum on the unpaid principal balance from July 1, 2002, until paid in full.  After maturity or in the event of termination for cause or default, at which time all remaining and unpaid principal shall be due, I agree to pay interest at a default rate of thirteen percent (13%) per annum on the unpaid principal balance until paid in full.

PAYMENT. This is a single payment loan, with that payment due on June 30, 2006.  I agree to pay this loan in one principal payment of $100,000 plus all interest that has accrued on the unpaid principal balance at the rate set forth above.  This payment is estimated to be $130,897.38 as of June 30, 2006.  Interest on the note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the multiplied by the actual number of days the principal balance is outstanding.  The Note also allows “interest on interest”, in that the unpaid interest from each prior month is added to the unpaid principal prior to the calculation of interest for the subsequent month.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.  I will pay Lender at Lender’s address show above or at such other place as Lender may designate in writing.

If Borrower voluntarily leaves the employment of Lender for any reason, or if Borrower is terminated for “just cause”, then the outstanding balance of the loan shall accelerate and the Borrower will be responsible for paying the outstanding principal balance, plus any interest that is accrued and unpaid, in full within 90 days of the date of his departure.  During the term of this loan, interest shall be deemed to accrue in conformity with Schedule A, which is attached to and made a part of hereof, and which shall be deemed accurate and conclusive as to amounts of principal interest that will be due and payable at any time.   For purposes of this Note, termination “for cause” means termination for unlawful or unethical conduct or for any material violation of the terms of Borrower’s employment with Lender.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making lower interest payments.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s right under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to: Digimarc Corporation, 19801 SW 72nd Ave., Suite 100, Tualatin, OR  97062.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 13.00% per annum.  The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency.  The death of Borrower, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower’s accounts with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions.  If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with federal law and the law of the State of Oregon.  This Note has been accepted by Lender in the State of Oregon.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Multnomah County, State of Oregon.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves a right of setoff in all amounts that Lender may owe Borrower, including salary or reimbursements, in the event that this loan remains unpaid after termination of cause or payment default.  However, this right does not include any IRA or any trust accounts, for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such owed by Lender or Borrower.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees, or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.  This means that the words “I”, “me”, and “my” mean each and all of the persons signing below.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US (LENDER) AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED TO BE ENFORCEABLE.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

X   /s/ Indraneel Paul

    Indraneel Paul, Individually